EXHIBIT 10.9
MASTER SERVICES AGREEMENT
EFFECTIVE DATE: February 1, 2011
This Master Services Agreement (“MSA” or “Agreement”) is made by and between UTi, United States, Inc., a New York corporation, having its principal place of business at 100 Oceangate, Suite 1500, Long Beach, CA 90802 (“UTi”), and William T. Gates of Columbia, South Carolina (“Consultant”).
1. Engagement. UTi may issue statements of work to Consultant in a form to be mutually agreed (“SOW”). These SOWs will reference this MSA and will be incorporated into this MSA by such reference. Subject to the terms of this MSA, Consultant will render the services (“Services”) and deliver the Work Product (as defined below) as more fully set forth in the SOW.
2. Compensation. UTi will pay Consultant the fee set forth in each SOW for Work Product delivered and accepted by UTi pursuant to this MSA. Consultant will be reimbursed only for expenses which are expressly provided for in a SOW or which have been approved in advance in writing by UTi, provided Consultant has furnished such documentation for authorized expenses as UTi may reasonably request. Payment of Consultant’s fees and expenses will be due 30 days from receipt by Company of Consultant’s correct and undisputed invoice.
3. UTi’s Ownership and License. UTi shall own all right, title and interest in and to all UTi pre-existing property, UTi Confidential Information (as defined below), Work Product and documentation therefore, and all derivatives, modifications and improvements thereof, including all patents, copyrights, trade secrets and other intellectual property rights (“Intellectual Property Rights”) therein anywhere in the world (“UTi Property”). Consultant hereby assigns to UTi all right, title and interest in and to any work product created by Consultant, to which Consultant contributes, or which relates in any way to UTi Property pursuant to this MSA (“Work Product”), including all Intellectual Property Rights therein and thereto. Work Product shall not include Consultant’s pre-existing property used to accomplish the Work Product (“Consultant’s Pre-existing Property”). Consultant retains no rights in the Work Product and agrees not to challenge the validity of UTi’s ownership in the Work Product. Consultant agrees to execute, at UTi’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of UTi’s request, Consultant hereby irrevocably appoints UTi as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf. UTi hereby grants Consultant a limited, non-transferable, personal license to use and copy the UTi Property solely to perform the work pursuant to this MSA.
4. Consultant’s Ownership and License. Consultant shall own all right, title and interest in and to Consultant’s Pre-Existing Property and all intellectual property rights therein. Consultant hereby grants UTi a perpetual, irrevocable, worldwide, royalty-free, non-exclusive license, with the right to sublicense and authorize the granting of sublicenses, to exploit and exercise all rights in Consultant’s Pre-Existing Property actually deployed in support of UTi’s exercise or exploitation of all Work Product and any UTi Property identified in this MSA or a SOW. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned, Consultant agrees to waive enforcement worldwide of such rights against UTi. In the event that Consultant has any such rights, that cannot be assigned or waived, Consultant hereby grants to UTi an exclusive, worldwide, irrevocable, perpetual license to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.
5. Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the right and unrestricted ability to assign all intellectual property rights set forth in Section 3 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors), (b) the Work Product, and the use thereof by UTi, its representatives, customers or end users, do not and will not infringe upon any Intellectual Property Rights, right of publicity or privacy, or any other proprietary right of any person or entity, whether contractual, statutory or common law, (c) Consultant will not enter into any obligations which requires or facilitates the unauthorized disclosure or use of UTi Property, (d) Consultant will not disclose to UTi, or bring onto UTi’s premises, or induce UTi to use any Confidential Information that belongs to anyone other than UTi or Consultant, and (e) all Work Product provided by Consultant hereunder will perform in accordance with the applicable published or mutually agreed upon specifications and related documentation provided by Consultant.

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NO OTHER WARRANTIES ARE EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
6. Indemnity by Consultant. Consultant agrees to defend, indemnify, and hold UTi and its officers, directors, employees, shareholders, successors and assigns harmless from and against any and all loss, damages, costs, claims, expenses, settlements or other liability (including reasonable attorneys’ fees and the expenses of other professionals) arising from or relating to any acts or omissions of Consultant constituting gross negligence or willful misconduct within the scope of this Agreement, and any breach or alleged breach by Consultant of the representations and warranties set forth in Section 5.
6A. Indemnity by UTi. UTi agrees to defend, indemnify, and hold Consultant and its officers, directors, employees, shareholders, successors and assigns harmless from and against any and all loss, damages, costs, claims, expenses, settlements or other liability (including reasonable attorneys’ fees and the expenses of other professionals) arising from or relating to (i) any acts or omissions of UTi within the scope of this Agreement or (ii) any third party claims arising out of any acts or omissions of Consultant that do not constitute gross negligence or willful misconduct within the scope of this Agreement.
7. Independent Contractor Relationship. Consultant’s relationship with UTi is that of an independent contractor, and nothing in this MSA is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits which UTi may make available to its employees. Consultant is not authorized to make any representation, contract or commitment on behalf of UTi. Consultant is solely responsible for all taxes, withholdings, and other statutory obligations with respect to the Work Product and receipt of fees under this MSA, and Consultant will defend, indemnify, and hold UTi harmless from any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligation. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this MSA. No part of Consultant’s compensation will be subject to withholding by UTi for the payment of any social security, federal, state or any other employee payroll taxes.
8. Compliance with Laws. Consultant hereby represents and warrants that (i) it shall comply with all applicable, local and national laws and regulations, including, but not limited to all applicable environmental, OSHA, and export laws and regulations. Consultant shall secure and maintain adequate workmen’s compensation insurance in accordance with the laws of the state or states from which Consultant shall furnish services for UTi. Upon request, Consultant agrees to issue certificates certifying compliance with any of the aforementioned laws or regulations as may be applicable to the services being furnished hereunder.
9. Term and Termination.
     9.1 Term. This MSA will commence on the Effective Date and will continue for one year from the date hereof.
     9.2 Termination for Convenience. Either party may terminate this MSA, or any SOW, in whole or in part, for convenience upon ninety (90) days written notice to the other party. Immediately upon the effective date of any such termination, Consultant will stop the development of all Work Product. Payment for acceptable Work Product completed prior to termination will be agreed upon by the parties. UTi also may terminate this MSA or any SOW: (i) upon thirty (30) days written notice in the event of a material breach by Consultant of this MSA or any SOW, provided that, such breach remains uncured at the end of such thirty (30) day period, (ii) when Consultant commences, or has commenced against it, proceedings under any bankruptcy, insolvency, or debtor’s relief law, which proceedings are not dismissed within thirty (30) days or Consultant ceases business operations, or (iii) when Consultant makes a general assignment for the benefit of its creditors.
     9.3 Survival. The rights and obligations contained in Sections 2, 3, 4, 5, 6, 6A, 7, 8, 9.3 and 11 through 19 will survive any termination or expiration of this MSA.
10. Assignment. This MSA shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns; provided, however, that this MSA and the rights and obligations hereunder are not assignable by either party without the other party’s prior written consent.

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11. Confidential Information. Consultant agrees to hold UTi’s Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. “Confidential Information” as used in this MSA shall mean all information disclosed by UTi to Consultant that is not generally known in UTi’s trade or industry which is identified in written or oral format as confidential or which Consultant knows or has reason to know is confidential, trade secret or proprietary information and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of UTi or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; and (e) any information regarding employees, contractors or other agents of UTi or its subsidiaries or affiliates, including skills and compensation. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to UTi or Consultant in the course of UTi’s business. Consultant’s obligations set forth in this Section 12 shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (a) is or has become publicly known through no fault of Consultant or its agents; (b) is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; (c) was rightfully in the possession of Consultant without restriction prior to its disclosure by UTi; or (d) is developed by or on behalf of the Consultant entirely independent of this MSA. In addition, upon reasonable written notice to UTi, Consultant may disclose UTi’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by UTi is the sole and exclusive property of UTi or its suppliers or customers. Upon request by UTi, Consultant agrees to promptly deliver to UTi the original and all copies of such Confidential Information.
12. CONSEQUENTIAL DAMAGES WAIVER. NOTWITHSTANDING ANYTHING ELSE IN THIS MSA OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS MSA UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR EXEMPLARY DAMAGES INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, BUSINESS INTERRUPTIONS OR LOSS OF INFORMATION, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION DOES NOT LIMIT ANY PARTY’S LIABILITY FOR BODILY INJURY OF A PERSON, DEATH, OR PHYSICAL DAMAGE TO PROPERTY.
13. LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE FEES PAID BY UTI TO CONSULTANT HEREUNDER DURING THE SIX (6) MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE, OR FOR ANY MATTER BEYOND SUCH PARTY’S REASONABLE CONTROL.
14. Notices. Any notice to be given hereunder shall be in writing and sent through (i) hand delivery, (ii) express overnight courier with a reliable system for tracking delivery, or (iii) confirmed facsimile or electronic mail with a copy sent by another means specified herein and shall be addressed to the party and address stated above, or such other address as the party may designate from time to time by written notice in accordance with this Section and shall be effective, in the case of (i) or (iii) above, on the date the action is taken, and, in the case of (ii) above, one business day after the date sent.
15. Governing Law. This MSA shall be governed, controlled, interpreted, and defined by and under in all respects by the laws of the United States of America and by the laws of the State of California, without regard to the conflicts of laws provisions thereof. Consultant hereby agrees that the non-exclusive jurisdiction and venue of any action with respect to the subject matter of this MSA shall be the state courts of the State of California for the County of Los Angeles or the federal courts located in the County of Los Angeles, and each of the parties hereto submits itself to the non-exclusive jurisdiction and venue of such courts for the purpose of any such action.
16. Severability. Should any provisions of this MSA be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this MSA shall not be affected or impaired thereby.

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17. Waiver. The waiver by UTi of a breach of any provision of this MSA by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.
18. Injunctive Relief for Breach. Consultant’s obligations under this MSA are of a unique character that gives them particular value such that breach of any of such obligations may result in irreparable and continuing damage to UTi for which there will be no adequate remedy at law; and, in the event of such breach, UTi will be entitled to seek injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).
19. Entire MSA. This MSA and all executed Statements of Work constitute the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this MSA will govern all work undertaken by Consultant for UTi; provided, however, that in the event of any conflict between the terms of this MSA and any SOW, the terms of this MSA will control unless specific sections of the applicable SOW expressly state that they are intended to control over specific sections of this MSA. This MSA may only be changed by mutual agreement of authorized representatives of the parties and evidenced in a signed writing.
     In Witness Whereof, the parties have executed this MSA as of the date first written above.

UTI, UNITED States, INC.	Consultant

By:	By:

Name:	Name:

Title:	Title:

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Statement of Work #1 to Master Services Agreement
dated February 1, 2011, between UTi, United States, Inc. and William T. Gates
This SOW forms an integral part of the Master Services Agreement referenced above.
1.	Compensation: Consultant shall be paid a daily rate of $1400. During the term of this Agreement, Consultant’s restricted share units shall continue to vest as provided in the letter from Roger MacFarlane to Consultant dated October 1, 2008.

2.	Description of Services: Consultant shall perform Services for the Company under the direction of Ed Feitzinger. Such Services will be mutually agreed upon between Ed Feitzinger and Consultant and may include, among other things, (a) operations audits/assessments; (b) special projects and customer transitions, (c) representation of the Company at various trade events (IWLA, CSCMP, etc), (d) sales support and (e) growth of EMENA CL&D business and improvement in related operations. It is contemplated that Consultant will work a minimum of 25 days during the initial term of this Agreement.

3.	Non-Compete: During the term of this Agreement, Consultant shall not perform similar services for any competitor of the Company without the prior approval of the Company.

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